Exhibit 99.1

Alaska Communications Systems Announces Expectations for Full-Year Revenue and EBITDA Performance; Certain Wireless Subscriber Information; and Ratification of Contract with International Brotherhood of Electrical Workers

ANCHORAGE, Alaska--(BUSINESS WIRE)--February 4, 2010--Alaska Communications Systems (“ACS”) (NASDAQ: ALSK) today announced expectations for year-ended December 31, 2009 revenue and EBITDA. ACS also announced certain wireless subscriber metrics and ratification of a three-year agreement with the International Brotherhood of Electrical Workers (IBEW) covering all of ACS’ represented employees.

ACS expects full-year 2009 revenue to be in the range of $346 million to $347 million and EBITDA to be between $123 million and $124 million versus prior guidance of revenue of approximately $350 million and EBITDA of approximately $128 million. The shortfall versus guidance is largely attributable to $3.1 million in fourth quarter reserves and charges for access revenue, the repudiation of contractual commitments by a bankrupt vendor and other third party claims.

ACS expects Enterprise revenue for the fourth quarter to be approximately $11 million. Enterprise revenue was behind plan due to a lower 48 carrier customer’s loss of market share for voice services and longer-than-expected provisioning cycles delaying the turn up of new commercial data revenue. As previously announced, in the third quarter ACS signed a contract with a federal agency valued at $10 million over six years. This service was provisioned in January 2010.

In wireless, ACS expects to report a decline of approximately 2,360 subscribers in the fourth quarter. Churn is expected to be in line with the prior period at 2.4 percent, and continues to be impacted by strong competition from the iPhone. Wireless EBITDA margin is expected to be approximately 39% in the fourth quarter reflecting seasonality and deeper handset subsidies.

During the fourth quarter ACS also incurred a loss on the disposal of assets of $3.9 million following the write off of certain IT projects. Gains and losses from the disposal of assets are excluded from the company’s calculation of EBITDA.

ACS exited the year with $6.3 million in unrestricted cash and expects cash provided by operating activity for 2009 to marginally exceed 2008’s cash flow of $96.2 million.

Consistent with other industry players, the company is undertaking a thorough review of its costs to assure they align with industry and product shifts. The Company expects to share specifics on its fourth quarter earnings call.

ACS today also announced the ratification of a three-year contract with IBEW Local 1547. The agreement covers more than 700 represented ACS employees across Alaska.

The information provided above is based on preliminary quarter and year-end results and will be reviewed through normal assurance processes in the coming weeks. As separately announced ACS plans to release detailed fourth quarter and year-end financial and operating results and host an investor conference call on March 4.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2009. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, the highly competitive markets in which both our wireline and wireless segments operate; continuing adverse national economic conditions, including continuing instability in the U.S. capital markets and overall investment activity; adverse local economic conditions, including any prolonged downturn in the Alaska oil and gas or tourism markets, changes in capital requirements, unexpected losses, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company's ability attract sufficient customers and volume to its products and services, including those designed to generate sufficient returns on its large-scale fiber optic investments and construction projects; disruption of the company’s suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in revenue from Universal Service Funds; unforeseen changes in public policies or accounting policies; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

CONTACT:
ACS Investors:
Alaska Communications Systems
David Wilson or Melissa Fouts, 907-564-7556
investors@acsalaska.com